                                   EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

                                                         3 MONTHS
                                                           ENDED
                                                          3/31/98      1997      1996        1995        1994        1993
                                                          -------      ----      ----        ----        ----        ----
EARNINGS
Income from continuing operations before income taxes,
    extraordinary items and cumulative effect of
    accounting changes                                    $324.0      $743.3    $811.5      $869.8      $855.9      $797.4

Add:

Amortization of previously capitalized interest             $2.8       $11.0     $11.6       $11.7       $10.2       $10.1
Minority interest in net income of
    consolidated subsidiaries with fixed charges             8.2        45.1      45.9        30.1        16.9        19.0
Proportionate share of fixed charges of investees
    accounted for by the equity method                       1.6         6.5       5.1         5.3         2.5         2.3
Proportionate share of net loss of investees
    accounted for by the equity method                       0.4         0.1       2.7         0.5         0.2         0.3
                                                          -------------------------------------------------------------------


                        Total additions                    $13.0       $62.7     $65.3       $47.6       $29.8       $31.7

Deduct:

Capitalized interest                                        $1.2        $6.2      $5.4        $5.1        $5.7        $5.0
Minority interest in net loss of
  consolidated subsidiaries                                  0.9         3.6       4.4         3.3         0.3         0.3
Undistributed proportionate share of net income
    of investees accounted for by the equity method          2.7          --        --         0.2         7.2         4.0
                                                          -------------------------------------------------------------------
                        Total deductions                    $4.8        $9.8      $9.8        $8.6       $13.2        $9.3


TOTAL EARNINGS                                            $332.2      $796.2    $867.0      $908.8      $872.5      $819.8
                                                          ===================================================================



FIXED CHARGES

Interest expense                                           $30.3      $119.5    $128.6      $135.0      $129.4      $162.4
Capitalized interest                                         1.2         6.2       5.4         5.1         5.7         5.0
Amortization of debt discount, premium or expense            1.8         0.1       0.3         0.4         0.7         0.4
Interest portion of rental expense                          15.8        63.3      69.5        77.0        83.0        83.7
Proportionate share of fixed charges of investees
    accounted for by the equity method                       1.6         6.5       5.1         5.3         2.5         2.3

                                                          -------------------------------------------------------------------
TOTAL FIXED CHARGES                                        $50.7      $195.6    $208.9      $222.8      $221.3      $253.8
                                                          ===================================================================


TOTAL EARNINGS BEFORE FIXED CHARGES                       $382.9      $991.8  $1,075.9    $1,131.6    $1,093.8    $1,073.6
                                                          ===================================================================



RATIO OF EARNINGS TO FIXED CHARGES                          7.55        5.07      5.15        5.08        4.94        4.23


         The years 1993-1997 have been restated to reflect the sale of the net assets of the oil transportation segment, which was accounted for as discontinued operations.


                                     X-12-1